Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces CFO Transition

ARLINGTON, Texas — February 28, 2022 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that Sandeep Reddy, Executive Vice President and Chief Financial Officer, has notified the company that he has accepted a position at another company and plans to resign from Six Flags effective March 27, 2022. Stephen Purtell will assume the role of interim chief financial officer effective upon Mr. Reddy’s departure.

Mr. Purtell currently serves as the Company’s Senior Vice President, Corporate Communications, Investor Relations and Treasurer. He previously served as Senior Vice President, Investor Relations, Treasury and Strategy since December 2020. From October 2016 to December 2020, Mr. Purtell was Senior Vice President, Investor Relations and Treasurer, and from July 2012 to October 2016, Mr. Purtell was Vice President, Business Development and Treasurer. Prior to joining Six Flags, Mr. Purtell served as VP, Sales Operations and Market Research for Siemens Healthcare Diagnostics after it acquired Dade Behring in 2007. Mr. Purtell joined Dade Behring in 2003 and held financial positions including Assistant Treasurer, VP Corporate Planning and Analysis, and Treasurer. Prior to joining Dade Behring, Mr. Purtell held financial and engineering positions at IMC Global and GATX Terminals Corporation, and was an officer in the U.S. Army. Mr. Purtell has a B.S. in Civil Engineering from the U.S. Military Academy at West Point and an M.B.A. from the Wharton School of the University of Pennsylvania.

“On behalf of the Board of Directors and the Six Flags team, I want to express my sincere gratitude to Sandeep for his dedicated leadership and tireless service to Six Flags” said Selim Bassoul, President and CEO. “He has played a major role to help position the company for accelerated growth coming out of the pandemic. We wish him the very best as he embarks on his next career opportunity.”

“It has been a privilege to have served alongside the talented Six Flags team, especially during such an unprecedented time in the company’s history,” said Reddy. “I have complete confidence that under Selim’s leadership Six Flags will unleash its growth potential and generate significant value for its stakeholders in 2022 and beyond. I am committed to ensuring a smooth transition, and trust that the finance team will continue their excellent work being terrific business partners to the rest of the organization.”

The Board of Directors will immediately engage a search firm to conduct a search process, including internal and external candidates, to identify the next Chief Financial Officer of Six Flags.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 60 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.